EXHIBIT 10.26

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated February 24, 2014 (“Employment Agreement”), by and between MKS Instruments, Inc., a Massachusetts Corporation (the “Corporation”), and Paul Loomis of Newburyport, MA (the “Employee”).

WHEREAS, the Corporation and Employee desire to provide for the employment of Employee by the Corporation:

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the Corporation and Employee hereby agree as follows:

(1) Term of Employment: (a) The Corporation hereby employs Employee, and Employee hereby accepts continued employment with the Corporation, for a period continuing from the first date above until terminated as provided in this Section (1) or Section (5).

(b) Either the Corporation or Employee may terminate Employee’s employment at any time for any reason, or no reason, by giving written notice to the other party stating its or his election to terminate the employment of Employee under this Employment Agreement and an effective date of termination which is at least thirty (30) days after the date of receipt by the other party of such notice; provided, however, that the employment of Employee under this Employment Agreement is subject to prior termination as hereinafter provided in Section (5)(b) and (c). Notwithstanding the above, the Corporation shall be entitled, at its sole discretion, to waive the obligation of Employee to continue to actively work during the 30 day notice period. In the event the Corporation elects at any time to waive the obligation of Employee to actively work during the 30 day notice period, the Corporation shall continue to pay Employee his customary Base Salary (as defined in Section (4)) and will reimburse Employee through the balance of the 30 day notice period for the premiums (if any) Employee pays for continuation of life insurance should Employee elect to exercise the conversion feature (if any) of the Corporation’s group life policy then in effect and for the premiums (if any) for such medical/dental insurance as Employee may then receive should Employee elect continuation under the federal COBRA program.

(c) Employee may terminate employment by delivering notice of resignation no later than thirty (30) days prior to the intended date of termination of employment (“Resignation Date”); provided, however, that the Corporation may at any time and for any reason, or no reason, accelerate the Resignation Date to any date prior thereto up to and including the date Employee delivers such notice of resignation, and such acceleration shall not, in any event, be deemed a termination by Corporation of Employee’s employment. Unless the employment is terminated pursuant to Section (5), the Corporation shall, if it terminates the employment prior to the Resignation Date, continue to pay Employee his customary Base Salary (as defined in Section (4)) and will reimburse Employee through the balance of the 30 day notice period for the premiums (if any) Employee pays for continuation of life insurance should Employee elect to exercise the conversion feature (if any) of the Corporation’s group life policy then in effect and for the premiums (if any) for such medical/dental insurance as Employee may then receive should the Employee elect continuation under the federal COBRA program.

(2) Capacity: Employee is being paid to perform such duties and exercise such powers, authorities and discretions in relation to the Corporation as are customary and incidental to Employee’s position and such other services that are delegated or assigned to Employee by the Chief Executive Officer of the Corporation or his designee, including any authorized manager or supervisor of Employee. It shall be a condition of Employee’s employment hereunder that Employee execute and deliver to the Corporation that Confidential Information Agreement of MKS Instruments, Inc. (“Confidential Information Agreement”) attached hereto as Attachment 1, and by execution of this Employment Agreement, Employee (i) acknowledges receipt of the Confidential Information Agreement and (ii) agrees to be bound by all of the terms of the Confidential Information Agreement.

(3) Extent of Services: During the term of employment of Employee under this Employment Agreement, Employee shall devote his full time to, and use his best efforts in the furtherance of, the business of the Corporation and shall not perform similar duties in any other capacity for any other person or engage in any other business activity which interferes in any way with Employee’s performance of his duties to the Corporation, whether or not such business activity is pursued for gain or any other pecuniary advantage, without the prior written consent of the Chief Executive Officer of the Corporation. Notwithstanding the foregoing, Employee may manage his personal investments and be involved in charitable and unremunerated professional activities (including serving on charitable and professional boards), so long as such service is approved by the Chief Executive Officer and does not materially interfere with the performance of Employee’s duties hereunder or violate Sections (7) through (11) of this Agreement. Employee agrees and understands that Employee owes the Corporation fidelity and loyalty during the term of employment with the Corporation.

(4) Compensation: In consideration of the services to be rendered by Employee under this Employment Agreement, the Corporation agrees to pay, and the Employee agrees to accept, the following compensation:

(a) Base Salary: A base salary at the rate of two hundred seventy eight thousand one hundred dollars and zero cents ($278,100.00) per year for the term of Employee’s employment under this Employment Agreement. The base salary shall be payable in equal biweekly installments subject to usual withholding requirements. This salary will be reviewed regularly according to the practices of the Corporation and will be subject to any changes in pay policies implemented by the Corporation from time to time, becoming the Base Salary hereunder, as defined. As an exempt employee, Employee shall not be entitled to receive any overtime pay from the Corporation.

(b) MKS Instruments, Inc. Profit Sharing and 401(k) Plan: Employee shall be eligible to become a participant under the profit sharing plan of the Corporation on fulfilling the conditions set forth in the MKS Instruments, Inc. Profit Sharing and 401(k) Plan, in accordance with its terms.

(c) Vacation: Employee shall be entitled to an annual vacation leave of 20 days at full rate of Base Salary during each calendar year of this Employment Agreement, subject to Employee arranging such vacation so as not to affect adversely the ability of the Corporation to transact its business. Such vacation leave shall accrue and be administered according to the policies and practices of the Corporation.

(d) Life Insurance: The Corporation shall provide and pay such premiums for term life insurance for Employee during the term of Employee’s employment under this Employment Agreement in accordance with the term life insurance plan of the Corporation.

(e) Medical/Dental Insurance: The Corporation shall provide group medical/dental insurance for Employee under the plans of the Corporation applicable to Employee during the term of Employee’s employment under this Employment Agreement.

(f) Other Benefits: The Corporation shall provide other benefits for Employee under the Plans of the Corporation applicable to Employee during the term of Employee’s employment under this Employment Agreement.

(g) Expenses: The Corporation shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the performance of Employee’s duties as an employee of the Corporation. Such reimbursement is subject to the timely submission to the Corporation by Employee of appropriate documentation and/or vouchers in accordance with the customary procedures of the Corporation for expense reimbursement, as such procedures may be revised by the Corporation from time to time, and to such caps on reimbursements as the Corporation may from time to time impose.

(5) Termination: The employment of Employee under this Employment Agreement shall terminate:

(a) On the expiration of the period of employment as provided in Section (1).

(b) Upon the death of Employee, or the Disability of Employee as defined in Section (6)(e) below.

(c) At the election of the Corporation: (i) if Employee shall fail, or refuse, to perform the other covenants and agreements required of him under this Employment Agreement other than as a result of Disability or death; or (ii) for “cause”, which term shall mean: (1) Employee’s willful or gross neglect of his duties, including the failure to carry out or comply with, in good faith, in any material respect, or the refusal to follow, any lawful and reasonable written directives of the Chief Executive Officer of the Corporation or his designee that are not inconsistent with Employee’s position; (2) Employee’s material breach of this Employment Agreement or of any of the rules, regulations, policies or procedures of the Corporation, or material violation of the Corporation’s statement of corporate policy and/or code of conduct at any time after such statement and code have been adopted by the Board of Directors and have been set forth in writing and delivered to Employee; (3) Employee’s commission of a felony or other act of material dishonesty, or plea of other than “not guilty” to any felony or serious misdemeanor charge including but not limited to any act of fraud, embezzlement, misappropriation of Corporation property, moral turpitude, or breach of fiduciary duty that could possibly have a material adverse effect on the Corporation; (4) Employee’s unlawful use (including being under the influence) of controlled substances on the Corporation’s premises or while performing Employee’s duties and responsibilities or indictment related to the commission of any criminal act; (5) Employee’s failure or refusal to reasonably cooperate with any Corporation investigation or governmental/regulator authority having jurisdiction over Employee and the Corporation; or (6) Employee’s engaging in willful or gross misconduct which is materially injurious to the Corporation or any of its subsidiaries or affiliates or any of its directors or officers, financially or otherwise, or to its or their reputation; in each case determined in good faith by the Chief Executive Officer of the Corporation.

(6) Payment upon Termination: (a) If Employee’s employment is terminated by the Corporation other than pursuant to Section (5)(c) the Corporation shall (subject to Employee’s entering into and not revoking a General Release with the Corporation in such form as it may then require; and provided that Employee (i) remains in full compliance with the Corporation’s Confidential Information Agreement; and (ii) performs such actions as the Corporation may reasonably request in transitioning Employee from his employment with the Corporation) continue to pay Employee the Base Salary (as defined in Section (4)) in effect immediately prior to the time of such termination (but without any bonus, commission or other similar amounts except as may have been earned and are due and payable prior to such termination) for three (3) months after the last full day Employee works under this Employment Agreement at its normal payroll payment dates, by direct deposit or regular mail at Employee’s election, provided Employee is not in breach of any of the covenants herein; any unreimbursed expenses due to Employee pursuant the Corporation’s policy for which he has submitted acceptable supporting documentation; and any accrued but unused vacation time. The form of General Release currently used by the Corporation is attached hereto as Appendix A, and the Release shall be in substantially similar form with such changes as the Corporation deems appropriate at the time of Employee’s termination. Employee shall be entitled to such payment only as set forth herein, and the provisions of this Section (6) shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or arrangement maintained by the Corporation. In addition to any rights or remedies the Corporation may otherwise have, upon any breach of any agreements herein by Employee, Employee’s right to any continued

payment of separation benefits shall immediately cease, and Employee shall be obligated to repay to the Corporation all amounts paid by the Corporation for the separation benefits except for the amount of $1,000, which Employee shall be entitled to retain.

(b) In the event Employee’s employment is terminated by death, the Corporation shall pay to Employee’s estate the compensation which would otherwise be payable to Employee at the end of the month in which his death occurs and other unpaid amounts to which Employee would have been at that time entitled as an Employee under any applicable compensation or benefit plan or program.

(c) In the event Employee’s employment is terminated by the Corporation for Cause pursuant to Section (5)(c) hereof, the Corporation shall have no obligation to pay Employee any amounts, except for Base Salary through the last full day of actual work for the Corporation, and any accrued but unused vacation time.

(d) In the event Employee voluntarily resigns, the Corporation shall have no obligation to pay Employee any amounts, except for Base Salary through the last full day of actual work for the Corporation, or, if applicable, amounts payable in accordance with Section (1)(c), and other unpaid amounts to which Employee is at that time entitled under any applicable compensation or benefit plan or program.

(e) If Employee is incapacitated by a physical or mental condition, illness, or injury that prevents Employee from being able to perform his duties under this Employment Agreement in a satisfactory manner for substantially all of a twelve (12) consecutive week period (or such longer period as may be required by law or that the Chief Executive Officer of the Corporation or his designee may, in his discretion, determine) with any reasonable accommodation that may be required by law, then Employee shall be deemed to be unable to perform his job (any such physical or mental condition, illness, or injury, a “Disability”). In such event, the Corporation may terminate Employee’s employment, in which case Employee shall receive (i) any accrued but unpaid Base Salary and other unpaid amounts to which Employee is at that time entitled under any applicable compensation or benefit plan or program and (ii) all applicable disability benefits consistent with any applicable benefits program. The Corporation shall have no further obligations to Employee. Nothing in this paragraph is intended to or shall operate to excuse the Corporation from any legal obligations it may have under applicable laws.

(f) The Corporation shall deduct from the amounts payable to Employee pursuant to this Agreement all required withholding amounts and deductions, including but not limited to federal, state, local or foreign withholding amounts in accordance with all applicable laws and regulations and deductions authorized by Employee. Employee shall be solely responsible for and shall pay all taxes associated with the amounts payable under this Agreement. The Corporation shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(g) Employee shall have no obligation to mitigate any payments due hereunder. Any amounts earned by Employee from other employment shall not offset amounts due hereunder. The Corporation’s obligation to pay Employee the amounts provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Employee to the Corporation or its affiliates, except for any specific, stated amounts owed by Employee to the Corporation, or as otherwise stated herein.

(7) Trade Secrets: Employee covenants and agrees that Employee will communicate to the Corporation, and will not divulge or communicate to any other person, partnership, corporation or other entity without the prior written consent of the Corporation, any trade secrets of the Corporation or confidential information relating to the business of the Corporation or anyone connected with the Corporation, and that such trade secrets and confidential information shall not be used by Employee either on his own behalf or for the benefit of others or disclosed by Employee to any one, except to the Corporation, during or after the term of Employee’s employment under this Employment Agreement.

(8) Inventions and Patents: (a) Employee shall make prompt full disclosure in writing to the Corporation of all inventions, improvements and discoveries, whether or not patentable, which Employee conceives, devises, makes, discovers, develops, perfects or first reduces to practice, either alone or jointly with others, during the term of Employee’s employment under this Employment Agreement, which relate in any way to the fields, products or business of the Corporation, including development and research, whether during or out of the usual hours of work or on or off the premises of the Corporation or by use of the facilities of the Corporation or otherwise and whether at the request or suggestion of the Corporation or otherwise (all such inventions, improvements and discoveries being hereinafter called the “Inventions”), including any Inventions, whether or not patentable, conceived, devised, made, discovered, developed, perfected or first reduced to practice by Employee after the employment of Employee under this Employment Agreement is terminated if the Inventions were conceived by Employee during the term of Employee’s employment under this Employment Agreement. Any Inventions, whether or not patentable, conceived, devised, made, discovered, developed, perfected or first reduced to practice by Employee within six (6) months of the date of termination of the Employee’s employment under this Employment Agreement shall be conclusively presumed to have been conceived during the term of Employee’s employment under this Employment Agreement.

(b) Employee agrees that the Inventions shall be the sole and exclusive property of the Corporation.

(c) Employee agrees to assist the Corporation and its nominees in every reasonable way (entirely at its or their expense) to obtain for the benefit of the Corporation letters patent for the Inventions and trademarks, trade names and copyrights relating to the Inventions, and any renewals, extensions or reissues thereof, in any and all countries, and agrees to make, execute, acknowledge and deliver, at the request of the Corporation, all written applications for letters patent, trademarks, trade names and copyrights relating to the Inventions and any renewals, extensions or reissues thereof, in any and all countries, and all documents with respect thereto, and all powers of attorney relating thereto and, without further compensation, to assign to the Corporation or its nominee all the right, title and interest of Employee in and to such applications and to any patents, trademarks, trade names or copyrights which shall thereafter issue on any such applications, and to execute, acknowledge and deliver all other documents deemed necessary by the Corporation to transfer to or vest in the Corporation all of the right, title and interest of Employee in and to the Inventions, and to such trademarks, trade names, patents and copyrights together with exclusive rights to make, use, license and sell them throughout the world. If the Corporation is unable, after reasonable effort, to secure Employee’s signature on any application for patent, copyright, trademark or other analogous registration or other documents regarding any legal protection relating to any Invention, whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Corporation and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and on Employee’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by Employee.

(d) Employee agrees that even though his employment is terminated under this Employment Agreement Employee will, at any time after such termination of employment, carry out and perform all of the agreements of Subsections 8(a) and 8(c) above, and will at any time and at all times cooperate with the Corporation in the prosecution and/or defense of any investigation, litigation or legal process which may arise, including in connection with the Inventions, provided, however, that should such services be rendered after termination of Employee’s employment under this Employment Agreement, Employee shall be paid reasonable compensation on a per diem basis. The Corporation agrees to provide Employee reasonable notice in the event his assistance is required.

(e) Employee agrees to make and maintain adequate and current written records of all Inventions in the form of notes, sketches, drawings, or reports relating thereto, which records shall be and remain the property of, and available to, the Corporation at all times.

(f) Employee agrees that he will, upon leaving the Corporation’s employment, promptly deliver to the Corporation all originals and copies of disclosures, drawings, prints, letters, notes, and reports either typed, handwritten or otherwise memorialized, belonging to the Corporation which are in his possession or under his control and Employee agrees that he will not retain or give away or make copies of the originals or copies of any such disclosures, drawings, prints, letters, notes or reports.

(9) Property of Corporation: All files, records, reports, documents, drawings, specifications, equipment, and similar items relating to the business of the Corporation, whether prepared by Employee or otherwise coming into his possession, shall remain the exclusive property of the Corporation and shall not be removed by Employee from the premises of the Corporation under any circumstances whatsoever without the prior written consent of the Corporation.

(10) Noncompetition Agreement: (a) Employee shall not, without the written consent of the Corporation, during the term of employment with the Corporation and for the period of one year thereafter (the “Non-Compete Period”), engage in or otherwise carry on, directly or indirectly anywhere in the world (either as principal, agent, employee, employer, investor, shareholder (except for holdings of no greater than 1% of the total outstanding shares in a publicly-traded company), consultant, partner, member, financier or in any other individual or representative capacity of any kind whatsoever), any business or activity competitive with the Corporation but solely to the extent such business or activity is related to, similar to or competitive with the activities of the business unit(s), division(s), laborator(y)(ies), facilit(y)(ies) and other operational unit(s) in or for which Employee performed work for the Corporation or about which Employee acquired Proprietary Information (as defined in the Confidential Information Agreement). The Non-Compete Period shall be extended for any period during which Employee is in breach of this Employment Agreement or the Confidential Information Agreement.

(b) The Corporation and Employee agree that the services of Employee are of a personal, special, unique and extraordinary character, and cannot be replaced by the Corporation without great difficulty, and that the violation by Employee of any of his agreements under this Section 10 would damage the goodwill of the Corporation and cause the Corporation irreparable harm that could not reasonably or adequately be compensated in damages in an action at law, and that the agreements of Employee under this Section 10 may be enforced by the Corporation in equity by an injunction, declaratory judgment tor restraining order in addition to being enforced by the Corporation at law.

(c) In the event that this Section 10 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too great a range of activities or geographic scope, it shall be interpreted to extend only over the maximum period of time or range of activities or geographic scope as to which it may be enforceable.

(11) Non-Solicitation: Employee shall not, on his own behalf or in the service or on behalf of others, directly or indirectly:

(a) solicit, entice or induce any Customer (as defined below) to become a customer, distributor or supplier of any other person, firm or corporation with respect to products and/or services sold or under development by the Corporation during his employment at the Corporation, or to cease doing business with the Corporation, and Employee shall not contact or approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person for a period of twenty-four (24) months from the date of the termination of Employee’s employment under this Employment Agreement; or

(b) solicit, recruit or hire (or attempt to solicit, recruit or hire) any employee, officer or agent of the Corporation or contractor engaged by the Corporation (whether or not such person is a full-time executive or whether or not such employment is pursuant to a written agreement or at-will) to terminate such person’s employment or engagement with the Corporation or work for a third party other than the Corporation for a period of twenty-four (24) months after the date of the termination of Employee’s employment under this Employment Agreement, or engage in any activity that would cause such employee or contractor to violate any agreement with the Corporation, nor shall Employee form any partnership with, or establish any business venture in cooperation with, any such person.

(c) For the purposes of this Section 11, a “Customer” means any person or entity which as of the date of the termination of Employee’s employment under this Employment Agreement was, within two (2) years prior to such time, a customer, distributor or supplier of the Corporation, and references to the Corporation shall be deemed to include any affiliate or subsidiary of the Corporation.

(12) Non-disparagement: Employee shall not disparage the Corporation, any of its products or practices, or any of its directors, officers, or employees, whether orally, in writing or otherwise, at any time. Notwithstanding the foregoing: nothing in this Section shall (i) limit the ability of Employee to provide truthful testimony as required by law or any judicial or administrative process, or (ii) prevent any Person from making any truthful statement to the extent necessary in any litigation, arbitration, or mediation proceeding involving this Employment Agreement, including, but not limited to, the enforcement of this Employment Agreement. In no event shall any termination of Employee’s employment by the Corporation or Employee for any reason constitute disparagement for purposes of this Section.

(13) Notice: Any and all notices under this Employment Agreement shall be in writing and, if to the Corporation, shall be duly given if sent to the Corporation by registered or certified mail, postage prepaid, return receipt requested, at the address of the Corporation set forth under its name below or at such other address as the Corporation may hereafter designate to Employee in writing for the purpose, and if to Employee, shall be duly given if delivered to Employee by hand or if sent to Employee by registered or certified mail, postage prepaid, return receipt requested, at the address of Employee set forth under his name below or at such other address as Employee may hereafter designate to the Corporation in writing for the purpose.

(14) Assignment: The rights and obligations of the Corporation under this Employment Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Corporation. The rights and obligations of Employee under this Employment Agreement shall inure to the benefit of, and shall be binding upon, the heirs, executors and legal representatives of Employee. Employee shall not delegate his employment or obligations under this Employment Agreement to any other person.

(15) Code Section 409A Compliance: Where Section (6) refers to Employee’s termination of employment for purposes of receiving any payment, whether such a termination has occurred will be determined in accordance with Section 409A of the Internal Revenue Code and Treasury Regulation Section 1.409A-1(h) (or any successor provisions). Where the Employment Agreement requires the following payments to be made to Employee, the following rules shall apply, and any inconsistent provision is superseded:

To the extent that this Employment Agreement requires that a payment shall be made upon or as soon as reasonably practicable after an event (e.g., termination of employment), such payment shall be made no later than sixty (60) days after the occurrence of such event (or, if earlier, within two-and-a-half (2 1/2) months following the end of the Employee’s taxable year in which such event occurs). Employee may not designate the year of such payment. To the extent that benefits under Section (6) are contingent upon Employee providing a General Release, Employee shall sign and return the General Release within the reasonable time period designated by the Corporation, which shall be no less than twenty-one (21) days but no more than forty-five (45) days. If such designated time period for review and revocation of the General Release crosses calendar years, payments for the period for review and return of the Release shall be made in the later calendar year. Any payments that would otherwise be made during the period for review and revocation of the General Release will be made on the first scheduled payment date after such period ends. To the extent that the Employment Agreement provides for the reimbursement of specified expenses incurred by Employee, such reimbursement shall be made in accordance with the provisions of the Employment Agreement, but in no event later than the last day of Employee’s taxable year following the taxable year in which the expense was incurred. The amount of expenses eligible for reimbursement or in-kind benefits provided by the Corporation in any taxable year of Employee shall not affect the amount of expenses or in-kind benefits to be reimbursed or provided in any other year (except in the case of maximum benefits to be provided under a medical reimbursement arrangement, if applicable). Bonus otherwise payable under the Employment Agreement after the end of a bonus plan performance period shall be paid within two-and-a-half (2 1/2) months after the end of the fiscal year of the Corporation to which such Bonus relates. Each payment in respect of Employee’s termination of employment under Section 6 of the Employment Agreement is designated as a separate payment for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F) and the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii).

If Employee is designated as a “specified Executive” within the meaning of Code Section 409A (while the Corporation is publicly traded on any securities market), any deferred compensation payment subject to Section 409A to be made during the six-month period following Employee’s termination of employment shall be withheld and the amount of the payments withheld will be paid in a lump sum, without interest, during the seventh month after Employee’s termination; provided, however, that if Employee dies prior to the expiration of such six month period, payment to Employee beneficiary shall be made as soon as reasonably practicable following Employee’s death. The Corporation shall identify in writing delivered to Employee any payments it reasonably determines are subject to delay under this Section. In no event shall the Corporation have any liability or obligation with respect to taxes for which Employee may become liable as a result of the application of Code Section 409A.

(16) Entire Agreement and Severability: (a) This Employment Agreement and the Confidential Information Agreement supersede any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Corporation and contains all of the covenants and agreements between the parties with respect to such employment. In the event of any discrepancy between the terms of this Employment Agreement and the Confidential Information Agreement, this Employment Agreement controls. Each party to this Employment Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or any one acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Employment Agreement shall be valid and binding. Any modification of this Employment Agreement will be effective only if it is in writing signed by both parties to this Employment Agreement.

(b) If any provision in this Employment Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

(c) All pronouns used herein shall include the masculine, feminine, and neuter gender as the context requires.

(17) Miscellaneous: This Employment Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, excluding (but only to the extent permitted by law) its conflict of laws and choice of law rules. The parties hereto further agree that service of any process, summons, notice or document by U.S. certified mail or overnight delivery by a generally recognized commercial courier service to Employee’s last known address (or any mode of service recognized to be effective by applicable law) will be effective service of process for any action, suit or proceeding brought against Employee in any such court. This Employment Agreement may be executed in any number of counterparts, each of which, when executed by both parties to this Employment Agreement shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument. The failure of either party hereto to enforce any right under this Employment Agreement shall not be construed to be a waiver of that right, or of damages caused thereby, or of any other rights under this Employment Agreement.

(18) Arbitration: Any dispute under this Employment Agreement shall be resolved by final and binding arbitration; provided, however, that the Corporation, in its sole discretion, may enforce the covenants set out above in Sections (7) through (11) of this Agreement by bringing a proceeding in any court of competent jurisdiction. In addition, any issues pertaining to the ability to arbitrate a dispute under this Agreement shall be determined by a court of competent jurisdiction and not by an arbitrator. The arbitration shall be held in the Commonwealth of Massachusetts and shall be conducted in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association. Employee shall arbitrate individual claims only. The arbitrator shall be acceptable to both the Corporation and Employee. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by the Corporation and one appointed by Employee, and the third selected by the other two arbitrators. Under no circumstances may the arbitrator(s) have the authority to require Employee’s reinstatement to employment or continued employment, or award any lost wages or benefits (other than severance benefits as described above) as a result of Employee’s termination of employment for any reason. The arbitrator(s) shall also have no authority to award punitive, liquidated or consequential damages or the payment of a prevailing party’s costs and/or attorneys’ fees. Each party shall bear its own costs and expenses and an equal share of the arbitrators’ and administrative fees of arbitration. The Corporation, Employee and the arbitrator(s) shall treat all aspects of the arbitration proceedings, including without limitation, discovery, testimony and other evidence, briefs and the award, as strictly confidential; provided, however, that any award or order rendered by the arbitrator(s) under this Agreement may be entered as a judgment or order in a court of competent jurisdiction and may be disclosed by the Corporation as necessary to enforce the terms of the restrictive covenants in Sections (7) through (11) of this Agreement

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IN WITNESS WHEREOF, the parties hereto have executed, in the Commonwealth of Massachusetts, this Employment Agreement as a sealed instrument, all as of the day, month and year first written above.

MKS INSTRUMENTS, INC.

By:	/s/ Gerald G. Colella
Gerald G. Colella
Chief Executive Officer and President
2 Tech Drive
Andover, MA 01810

/s/ Paul Loomis	Legal Signature	Dated:	February 24, 2014
Paul Loomis

APPENDIX A

FORM RELEASE

Introduction

            (“Executive”) separated from MKS Instruments, Inc. (the “Corporation”) as of             , and Executive and the Corporation entered into a Separation Agreement (the “Agreement”), dated             , pursuant to which, among other things, Executive agreed to release the Releasees from all waivable claims which Executive might have against the Releasees in exchange for the receipt of certain payments and benefits set forth therein upon this Release becoming effective.

Terms

1. As used in this Release, the following words shall mean the following:

(a) “Corporation” shall at all times mean MKS Instruments, Inc., its subsidiaries, divisions, successors and assigns, its affiliated and predecessor companies or corporations, and their successors and assigns.

(b) “Executive” means             .

(c) “Releasees” shall mean the Corporation, its present or former directors, officers, shareholders, members, employees, attorneys and agents, whether in their individual or official capacities and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Corporation in their official and individual capacities.

2. After receiving this signed Release from Executive and upon the expiration of the waiting period described in Paragraph 5 (the “Effective Date”), The Corporation will provide Executive with the payments and benefits described in paragraphs      through      in Section      of the Agreement.

3. In exchange for receiving the payments and benefits described in paragraphs      and      in Section      of the Agreement, Executive hereby agrees that Executive is releasing the Releasees from, and waiving, any claim that Executive may have against them for any act, omission, incident or situation which may have occurred at any time up until the Effective Date of this Release. This includes RELEASING AND FOREVER DISCHARGING the Releasees from AND WAIVING:

(a) Any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Rehabilitation Act, the Equal Pay Act, 42 U.S.C. §§ 1981, 1982, 1983 and 1985, the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B; the Fair Labor Standards Act; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Massachusetts Civil Rights Act; the Massachusetts Equal Rights Law; the Massachusetts Minimum Fair Wages Statute (M.G.L. c. 151, §§ 1A and 1B); the Massachusetts Payment of Wages Statute (M.G.L. c. 149, § 148, et seq.); the Massachusetts “Blue Laws” (M.G.L. c. 136); and any other claims arising under Chapters 149 through 154 of the Massachusetts General Laws, and any amendments to these statutes;

(b) Any claims arising under the Family and Medical Leave Act, the National Labor Relations Act, the Sarbanes-Oxley Act of 2002, and all other federal, state, and local laws or ordinances relating to employment;

(c) Any claims arising under the Employee Retirement Income Security Act (“ERISA”) (but not claims to vested ERISA benefits) or any other federal or state law pertaining to employee retirement or welfare benefits;

(d) Any claims arising under any other federal, state or local statutory or regulatory provision;

(e) Any claims arising under federal common law or under the common law of any state; and

(f) Any claims for attorneys’ fees and/or costs.

Notwithstanding the above, this Release does not prevent Executive from pursuing any right or claim which cannot be waived by law. This means, among other things, that even if Executive signs this Release, Executive retains his right to file a charge of discrimination with the Equal Employment Opportunity Commission and to assist in Commission investigations. By signing this Release, however, Executive is waiving any right to recover any relief in federal or state court, in any administrative proceeding or in arbitration, whether such a claim for relief is brought by Executive or through the EEOC (or a comparable state or local agency) or as part of a class action proceeding. This Release also does not prevent Executive from pursuing any claim to enforce this Release or from asserting any future rights Executive may have to any vested benefits that Executive may be entitled to receive.

4. By signing this Release, Executive is hereby acknowledging and agreeing that: (a) Executive is competent to enter into this Release and is fully aware of his right to discuss any and all aspects of this Release with an attorney of his choice; (b) except for the promises contained in the Agreement, the Corporation has made no other promise of any kind to Executive to cause Executive to sign this Release; (c) what Executive is receiving under the Agreement and this Release is in addition to anything of value to which he already is entitled; (d) what Executive is receiving is adequate and satisfactory to him; and (e) the payments and benefits specified in the Agreement and this Release constitute full and final payment in settlement of all waivable claims of any kind, known or unknown, which Executive may have against the Releasees. Executive further acknowledges that he has carefully read and fully understand all of the provisions of this Release, that Executive has had the opportunity to discuss the provisions of this Release with an attorney, and that Executive is voluntarily entering into this Release.

5. Executive acknowledges and agrees that he has been given a period of up to twenty-one (21) days in which to consider the terms of this Release and that this Release shall not become effective until seven (7) days following the date of his signature. Prior to that time, Executive may elect to revoke this Release. If Executive chooses to revoke this Release, Executive agrees to notify the Chair of the Board of Directors of the Corporation in writing. If Executive does not sign and return the Release within the specified period, or Executive revokes it, Executive will forfeit any payments contingent on the Release. Unless revoked by the Executive, this Release shall become effective eight calendar days after the date that Executive signs this Release, as evidenced by the date adjacent to his signature at the end of this Release (the “Effective Date”). This Release shall not be effective and shall be deemed void as if never made if, prior to the Effective Date, Executive revokes his earlier acceptance of this Release. Payments contingent upon the Executive entering into the Agreement and this Release will not be made (or begin) prior to the expiration of the period specified for revoking this Release. If the period for signing and returning the Agreement or Release extends into a later taxable year, any payments contingent upon the Agreement and Release will be made (or begin) in the later taxable year.

6. By signing this Release, Executive is not waiving any claims against the Releasees for any act or omission that may occur after the signing of this Release.

7. By signing this Release, Executive is hereby acknowledging and agreeing that Executive has been paid all sums due and owing to him as of the date hereof including, but not limited to, all salary, bonus, business expenses, allowances, vacation pay and other benefits and perquisites as a result of Executive’s employment with the Corporation, and has received any leaves (paid or unpaid) to which he was entitled during his employment and the Corporation has not denied or interfered with his ability to request or take such leave.

8. Executive hereby agrees that his employment relationship with the Corporation has been severed and that Executive forever waive any right to reinstatement, recall or future employment with the Corporation, unless waived by mutual agreement.

9. Paragraphs      through      of the Agreement are incorporated by this reference into this Release as if fully and independently set forth below.

10. The Agreement and this Release represent the full and complete understanding of the Executive and the Corporation. The Agreement and this Release shall supersede any inconsistent provisions in the             . No prior or contemporaneous oral or written agreements may be offered to alter their terms. This Release shall be binding upon the Executive and the Corporation and upon their heirs, successors and assigns. This Release may not be modified except in a written document signed by both parties.

11. This Release shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of law provisions and except to the extent federal law applies.

PLEASE READ CAREFULLY. EMPLOYEE SHOULD CONSULT WITH COUNSEL BEFORE SIGNING THIS DOCUMENT. THIS RELEASE INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

WITNESS:
	Date	Date
MKS INSTRUMENTS, INC.

ATTEST:		By:
	Date	Chair, Board of Directors Date